Exhibit 10.25

MASTER STUMPAGE AGREEMENT

Among

TIMBERLANDS II, LLC,

WELLS TRS HARVESTING OPERATIONS, LLC,

and

MEADWESTVACO COATED BOARD, INC.

MASTER STUMPAGE AGREEMENT

This Master Stumpage Agreement is made as of October 9, 2007 (the “Effective Date”) by and among Timberlands II, LLC, a Delaware limited liability company (“Owner”), Wells TRS Harvesting Operations, LLC, a Delaware limited liability company (“Buyer”), and MeadWestvaco Coated Board, Inc. a Delaware corporation (“MeadWestvaco”).

Recitals

A. MeadWestvaco has owned the Timberlands to provide a significant and reliable source of wood fiber products for the Mahrt Mill and Cottonton Mill. The Timberlands provided Pine Pulpwood, Hardwood Pulpwood, Chip-n-saw and Pine Sawlogs, all of which have been used in connection with the production of paperboard and lumber products at the Mahrt Mill and the Cottonton Mill.

B. Pursuant to a Contribution Agreement dated as of October 9, 2007 Owner acquired the Timberlands from MeadWestvaco.

C. Pursuant to a Purchase and Sale Agreement dated as of August 3, 2007 (as the same may be amended, the “Purchase and Sale Agreement”), MWV SPE, LLC (“Wells”) acquired all of the outstanding ownership interests in Owner from MeadWestvaco (the “Timberlands Interests”).

D. In connection with Wells’ acquisition of the Timberlands Interests, in order to assure MeadWestvaco a long-term source of supply of the Products in order to meet its paperboard and lumber production requirements at the Mahrt Mill and the Cottonton Mill, and to provide Supplier with a reliable consumer for the wood products from the Timberlands, MeadWestvaco, MeadWestvaco Corporation and Buyer have entered into a Fiber Supply Agreement (the “Supply Agreement”), of even date herewith, pursuant to which Supplier has agreed to supply, and MeadWestvaco has agreed to purchase on specified terms, the wood volumes described therein.

E. In order to permit Buyer to satisfy its obligations to MeadWestvaco to supply the required wood volume under the Supply Agreement, Owner has agreed to make timber on the Timberlands available for harvest by Buyer pursuant to the terms of this Agreement, and to provide MeadWestvaco with certain rights in the event Buyer does not satisfy its obligations to MeadWestvaco.

Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Agreement

1. Definitions. For the purposes of this Agreement the capitalized terms set forth below shall have the meanings set forth after them:

“Affiliate” of a Person means any other Person directly, or through one or more other intermediaries indirectly, controlling, controlled by or under common control with the first Person.

“Agreement” means this Master Stumpage Agreement.

“Assumed Volume” shall have the meaning set forth in Section 8.1(c).

“BMPs” means a state’s Best Management Practices.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Cutting Contract” shall have the meaning set forth in Section 2.5.

“Default” shall have the meaning set forth in Section 6.2.

“Dispute” means any dispute, controversy or claim arising out of or relating to this Agreement.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Event of Default” shall have the meaning set forth in Section 6.2.

“Force Majeure” shall have the meaning set forth in Section 5.1.

“Force Majeure Period” shall have the meaning set forth in Section 5.3.

“MeadWestvaco” shall have the meaning set forth in the preamble to this Agreement.

“New Owner” shall have the meaning set forth in Section 8.1(c).

“Owner” shall have the meaning set forth in the preamble to this Agreement.

“Person” means any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.

“Products” means Qualifying Timber or Stumpage.

“Purchase and Sale Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Purchaser Premium” means $0.10 per ton of Qualifying Timber purchased by MeadWestvaco from Buyer under this Agreement.

“Qualifying Timber” means Pine Pulpwood, Hardwood Pulpwood, Chip-n-saw and Pine Sawlogs delivered by Buyer for sale to MeadWestvaco as required by the Supply Agreement.

“Stumpage” means the trees standing on the stump prior to harvest activities.

“Supply Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Supply Release Maximum” shall have the meaning set forth in Section 8.1(b).

“Sustainable Forest Practice Standards” shall mean practices substantially in compliance with standards substantially similar to the Sustainable Forestry Initiative™.

“Target Volumes” shall have the meaning set forth in Section 2.1.

“Term” shall mean the term of this Agreement as provided in Article VI.

“Timberlands” means the timberlands acquired by Owner from MeadWestvaco pursuant to the Purchase and Sale Agreement.

“Tracts” shall have the meaning set forth in Section 2.4.

2. Supply and Purchase.

2.1 Agreement/Source of Wood. Owner agrees to supply and sell to Buyer, and Buyer agrees to purchase from Owner, during the Term, on all of the terms and conditions set forth in this Agreement, all Product volumes that Buyer requires in order to satisfy its supply obligations to MeadWestvaco under the Supply Agreement as in effect on the date hereof (the “Target Volumes”). A true and correct copy of the Supply Agreement is attached hereto as Exhibit A.

2.2 No Exclusivity. Owner and Buyer agree that neither has exclusive rights or obligations with respect to the other. Buyer may purchase wood in excess of the Target Volumes from sources other than Owner, and Owner may sell wood products from the Timberlands in excess of the Target Volumes to Persons other than Buyer. Owner and Buyer may also by mutual agreement contract for the purchase and sale of timber other than Qualifying Timber on terms that are identical to or different from those applicable to Qualifying Timber sales under this Agreement.

2.3 Designation of Harvest Tracts. During the Term of this Agreement, Owner shall designate at least four months before the beginning of each calendar year the portions of the Timberlands that Owner shall make available to Buyer for harvesting during such succeeding calendar year.

2.4 Harvesting Schedule. Following the designation of the portion of Timberlands (“Tracts”) to be harvested, Buyer shall provide a harvesting schedule to Owner setting forth approximate start and completion dates relating to the harvesting of timber within the designated Tracts. The Tracts will include tracts from which MeadWestvaco will be permitted, pursuant to the terms of the Fiber Supply Agreement, to harvest a minimum of 80,000 tons per calendar year of pine pulpwood Stumpage to be converted into the form of in-woods chips and such volumes of other Stumpage that occur on these same tracts. Buyer will provide a copy of the harvest schedule to MeadWestvaco as soon as its is finalized.

2.5 Cutting Contracts. Prior to commencement of any harvesting operations on a Tract designated for harvesting, Buyer and Owner shall enter into a cutting contract for all timber scheduled to be harvested during that calendar quarter which, at Owner’s option, shall be substantially in either the form attached hereto as Exhibit B-1 or Exhibit B-2 (either a “Cutting Contract”).

2.6 Timber Roads. Owner shall construct, or cause to be constructed, at Owner’s sole expense, haul roads necessary to provide Buyer and its agents with proper access to Tracts on which harvesting operations are to be conducted.

2.7 Timber Harvesting. Buyer shall harvest (i.e., cut and remove) within 12 months (or such other period provided under a Cutting Contract) in accordance with each Cutting Contract, all Qualifying Timber designated for cutting by Owner in said Cutting Contract, subject to a Force Majeure event. Buyer shall implement harvesting practices consistent with recommended BMPs on the Timberlands established by the applicable state forestry commission in the state where the Tract is located. Buyer shall comply with the guidelines applicable to the operations of Buyer contemplated by this Agreement set forth in the Sustainable Forestry Initiative Standard 2005-2009, or such other successor standard to the extent commercially reasonable, and including providing third party certification of same, or such other third party certification program as is mutually approved in writing from time to time by Buyer and Owner. Buyer hereby certifies that logging professionals which harvest Qualifying Timber under this Agreement shall maintain third-party certification organization standards from professional logger programs in their respective states. Owner shall have the right to suspend all harvesting operations when the harvesting site is abnormally wet and Owner determines that site damage will result from continued operations, but, in the event of any such suspension, Buyer shall be entitled to an extension of the time allotted under the relevant Cutting Contract for its harvesting operations equal to the term of such suspension.

2.8 Title; Risk of Loss. Upon severance of any portion of the timber on a Tract by Buyer or its logging contractors, risk of loss, title to, and ownership of such timber shall pass to Buyer.

2.9 Carbon Rights. Owner shall own all carbon rights associated with timber growing on the Timberlands, including, but not limited to, long-term carbon sequestration credits, renewable energy credits, and renewable portfolio standards.

2.10 Site Care. Buyer shall repair all fences or structures damaged by its harvesting operations and shall leave all roads, fire breaks, property lines, lakes, streams and drainage ditches clear of logs, timber, limbs or other debris and in at least as good overall condition as existed immediately before the harvesting operations commenced. All oil drums, cans, bottles, cartons, abandoned equipment and other debris resulting from Buyer’s operations shall be removed from the Tracts upon completion of harvesting operations at Buyer’s expense. If repairs are not made or debris is not removed and cleared within ten (10) days after notice from Owner to Buyer, then Owner may undertake such repair or removal for Buyer’s account, and Buyer shall be liable to Owner for any expense incurred for such repair or removal. Buyer and its logging contractors and other agents or invitees shall not bury any material underground nor discharge, release or otherwise cause the Timberlands or any portion thereof to be affected by hazardous wastes or substances.

2.11 Access Rights. Owner grants to Buyer the rights to ingress and egress over the Timberlands that Owner possesses for the sole purpose of harvesting timber that is the subject of a Cutting Contract with Owner. If Buyer finds such access insufficient or prefers to enter upon lands other than the Timberlands, Buyer shall be solely responsible for securing such additional access.

2.12 Unauthorized Cutting. Buyer shall pay Owner as damages an amount equal to 200% of the fair market value of any timber harvested or destroyed by Buyer or its contractors that is outside a Tract designated for harvesting. For this purpose, the fair market value of such timber shall be established based on the Qualifying Timber prices then in effect under Section 3.1.

3. Prices and Payments.

3.1 Price and Payment.

(a) Qualifying Timber. The price to be paid by Buyer to Owner for Qualifying Timber shall be the sum of:

(i) the Purchaser Premium; and

(ii) the gross proceeds received from MeadWestvaco (or its successor) under the Supply Agreement, multiplied by a fraction, the numerator of which is the average TimberMart South Stumpage Price for the applicable region for the four quarters immediately preceding the quarter for which the percentage is being calculated, and the denominator of which is the average TimberMart South Delivered Price for the applicable region for the four quarters immediately preceding the quarter for which the percentage is being calculated. These percentages shall be recalculated each quarter and shall be rolling four-quarter averages. For the purpose of this subsection (ii), “applicable region” means Alabama for Qualifying Timber harvested in Alabama and Georgia for Qualifying Timber harvested in Georgia.

(b) Stumpage. The price to be paid by Buyer to Owner for Stumpage is 100% of the amount paid to Buyer by MeadWestvaco for such timber under the Supply Agreement.

Buyer shall account weekly to Owner for all deliveries of Qualifying Timber, and shall remit the consideration due Owner hereunder promptly upon receipt by Buyer of sale proceeds from the Qualifying Timber and Stumpage timber.

3.2 Owner Audit. Owner shall have the right to inspect Buyer’s books and records at any time to verify Buyer’s compliance with the provisions of this Section 3, and Buyer agrees to cooperate fully with Owner to facilitate Owner’s verification efforts.

4. Indemnity.

4.1 Indemnification by Owner. Owner shall defend, indemnify and hold Buyer harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys’ fees and court costs through all appeals) arising out of the breach by Owner of its obligations hereunder.

4.2 Indemnification by Buyer. Buyer shall defend, indemnify and hold Owner harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys’ fees and court costs through all appeals) arising out of (i) personal injury, death or property damage resulting from Buyer’s harvesting operations on the Timberlands, the removal, transport or delivery of wood products from the Timberlands, or the presence of employees, agents or other invitees of Buyer on the Timberlands, and (ii) the performance or non-performance by Buyer of its covenants and obligations hereunder.

5. Force Majeure.

5.1 For the purposes of this Agreement, the term “Force Majeure” means any cause, condition or event beyond Owner’s and/or Buyer’s reasonable control that delays, prevents or accelerates either party’s performance of its obligations hereunder, including war, acts of terrorism (which shall not include civil demonstrations), acts of government, acts of public enemy, riots, lightning, fires, explosions, storms, floods, infestation, power failures, other acts of God or nature, labor strikes or lockouts by employees, and other similar events or circumstances; provided, however, that “Force Majeure” shall not include (i) a party’s financial inability to perform or general business or economic conditions (unless such inability is caused by a general suspension of payments by banks in the United States), or (ii) an act, omission or circumstance arising from the negligence or willful misconduct of the party claiming that a Force Majeure event has occurred. The parties shall use reasonable best efforts to mitigate the effects of the Force Majeure, and if the cause of Force Majeure can be minimized or remedied, both parties shall use reasonable best efforts to do so promptly.

5.2 Subject to the provisions of this Section 5.2 neither party shall be liable hereunder for a delay in or failure of performance of its obligations hereunder that is caused by Force Majeure. If Force Majeure results in a reduction, but not a complete cessation, of MeadWestvaco’s operations in connection with the Supply Agreement, Buyer shall use reasonable efforts not to reduce its purchases of any Product from Owner. Notwithstanding anything contained in this Agreement to the contrary, Force Majeure (other than a general suspension of payments by banks in the United States) shall not excuse Buyer from its obligation to pay, pursuant to the terms of this Agreement, Owner for any timber harvested by Buyer.

5.3 The quantity of any Product otherwise required to be purchased or delivered hereunder shall be reduced as a result of Force Majeure for the period during which such Force Majeure is in effect and continuing (such period, the “Force Majeure Period”), based on the respective quantity for each Calendar Year in which such Force Majeure is in effect, prorated (if applicable) for the portion of such year constituting all or part of such Force Majeure Period. If the Force Majeure Period is less than 15 days, (i) Buyer shall be required to purchase the volume of Products not purchased during the Force Majeure Period within the next 180 days following the end of the Force Majeure Period, and (ii) Owner shall be required to make available the volume of Products not harvested during the Force Majeure Period within the next 180 days following the end of the Force Majeure Period. If the Force Majeure Period is more than 14 days, Buyer shall not be required to purchase the volume of Products not purchased during the Force Majeure Period, and Owner shall not be required to make available the volume of Products not harvested during the Force Majeure Period. Notwithstanding anything contained in this Agreement to the contrary, Owner shall have the right, but not the obligation, to sell that quantity of the Product Buyer is unable to purchase because of Force Majeure to any third-party purchaser or purchasers in the event Force Majeure prevents Buyer from performing hereunder.

5.4 Force Majeure shall not relieve a party of its obligations or liability hereunder unless such party shall give notice (including a reasonable description of such Force Majeure) to the other party as soon as reasonably possible and in any event within fifteen (15) days of the occurrence of such Force Majeure. Upon request, the party whose obligations were suspended shall provide the other party with a plan for remedying the effects of such Force Majeure. The party prevented from performing by Force Majeure shall keep the other party advised by written notice of all matters affecting such Force Majeure, and the extent of the delay by reason thereof. Such party shall notify the other party in writing of the termination of such Force Majeure within ten (10) days after such termination.

6. Term and Termination.

6.1 Term. This Agreement shall expire upon expiration of the Supply Agreement.

6.2 Termination for Cause. Subject to the provisions of Section 6.3, Owner may terminate this Agreement upon written notice to Buyer if any one of the following events (each, a “Default”) has occurred and is continuing on the tenth (10th) day after receipt of notice of an intent to cancel by reason of such Default (each, an “Event of Default”):

(a) Failure to make any payment required hereunder when due within ten business days after written notice thereof; or

(b) Breach of any other term of this Agreement, which breach is not cured within thirty (30) business days after written notice thereof.

6.3 MeadWestvaco Cure Rights. Owner acknowledges that Buyer has collaterally assigned its rights under this Agreement to MeadWestvaco, and agrees that it will, simultaneously with the sending of any Default notice under Section 6.2, send a copy of such notice to MeadWestvaco. Should MeadWestvaco notify Owner of its intention to cure said Default, MeadWestvaco shall be afforded an additional ten (10) business days in which so to cure, and Owner shall not terminate this Agreement on account of such Event of Default if MeadWestvaco timely cures pursuant to this Section 6.3, provided, however, that if such Default cannot reasonably be cured within such period, Owner shall not have the right to terminate this Agreement so long as MeadWestvaco is diligently pursuing such cure, and provided further that if such Default is not capable of cure and if MeadWestvaco agrees, in writing, to assume Buyer’s obligations going forward under this Agreement, Owner shall not have the right to terminate this Agreement. MeadWestvaco is an express beneficiary of the rights set forth in this Section 6.3.

6.4 Direct Agreement with MeadWestvaco. Notwithstanding any other provisions of this Agreement, Buyer shall not terminate this Agreement or any rights hereunder without the prior written consent of MeadWestvaco. In the event this Agreement is terminated by either Owner or Buyer, including a rejection by Buyer of this Agreement in bankruptcy or similar proceedings, and provided MeadWestvaco is not in Default, Owner agrees to enter into an agreement with MeadWestvaco, either directly or at Owner’s option through an intermediary, with rights and obligations similar to Buyer hereunder, such that MeadWestvaco’s supply of Product shall continue as contemplated by the Supply Agreement.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to the conflicts of laws or choice of law provisions thereof.

8. Assignment. This Agreement shall inure to the benefit of and burden the Timberlands and shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

8.1 Assignment by Owner.

Except as provided in this Section 8.1, this Agreement may not be assigned by Owner in whole or in part. Notwithstanding the foregoing, at any time during the Term, Owner may assign this Agreement upon prior written notice to MeadWestvaco, to:

(a) (i) (I) any Person that is and at all times remains an affiliate of Owner, and

(II) assumes all liabilities and obligations of Owner under this Agreement pursuant to an instrument in form and substance reasonably satisfactory to MeadWestvaco. No such assignment or assumption pursuant to the preceding sentence shall in any way affect the liabilities or obligations of Owner under this Agreement, and in the event of any such assignment or assumption, Owner shall remain fully liable for its liabilities and obligations under this Agreement; or

(ii) to any lender or lenders as security for obligations to such lender or lenders in respect to financing arrangements of Owner or any Affiliate thereof, excluding Purchaser, LLC (as defined in the Purchase and Sale Agreement), with such lender or lenders.

(b) Prior to September 1 of each calendar year during the Term, Owner shall deliver to MeadWestvaco an estimate of the total number of acres of the Timberlands to be owned or leased by Owner as of January 1 of the following year. Owner agrees (i) that it shall not sell fee or leasehold interests in the next calendar year in the aggregate amount of more than 10% of the acres estimated to be owned or leased as of January 1 of that year and, furthermore, (ii) that it shall not sell fee or leasehold interests over the Term of this Agreement in the aggregate amount of more than 60,000 acres without MeadWestvaco’s consent which shall not be unreasonably withheld upon Owner’s demonstration of its ability to supply Buyer with wood volumes sufficient to meet its obligations under the Supply Agreement (such restrictions, collectively, the “Supply Release Maximum”). It is the intent of the parties that this Agreement should run with the land up to termination of this Agreement in accordance with Article VI. Any party may record a Memorandum of Agreement, provided that such Memorandum of Agreement is limited to the following information: (a) notice of the existence of this Agreement and such other agreements as disclosed herein, (b) identification of the parties as to this Agreement, (c) identification of the real property subject to this Agreement, and (d) identification of the time period of this Agreement.

(c) In addition to the sales permitted to be made by Owner free and clear of this Agreement pursuant to Section 8.1(b) and subject to this Agreement pursuant to Section 8.1(d), Owner may sell the Timberlands subject to this Agreement, in tracts with a minimum size of at least 50,000 acres, provided that (i) Owner retains all liabilities and obligations under this Agreement, (ii) the purchaser of said portion of the Timberlands (“New Owner”) assumes the liability of Owner under this Agreement, (iii) MeadWestvaco enters into a supply contract with the New Owner, such contract providing that New Owner assumes the obligation to supply a portion of the Product volumes to be supplied hereunder, said portion of the Product volumes (“Assumed Volume”) to be agreed to by Owner and said New Owner, subject to MeadWestvaco’s consent to such volume allocation, and that New Owner shall be responsible for supplying the Assumed Volume, and further providing MeadWestvaco with the right to enter upon the Timberlands to enforce the terms of the supply agreement, and (iv) the deed conveying title to the Timberlands to be sold contains reasonable restrictions on the New Owner regarding timber cutting in a manner consistent with this Agreement. If the New Owner is permitted to sell any portion of the Timberlands free and clear of the supply agreement, any such portion which may be sold will reduce the Supply Release Maximum otherwise available in Section 8.1(b).

(d) In addition to the sales permitted to be made by Owner free and clear of this Agreement pursuant to Section 8.1(b) and subject to this Agreement pursuant to Section 8.1(c), Owner may sell portions of the Timberlands subject to this Agreement, provided that (i) Owner retains all liabilities and obligations under this Agreement, (ii) Owner owns other property from which the Target Volumes that otherwise would be harvested from the sold portion of the Timberlands can be supplied, and (iii) MeadWestvaco approves the sale.

8.2 Assignment by Buyer. Except as provided in this Section 8.2, this Agreement may not be assigned by Buyer in whole or in part. Notwithstanding the foregoing, at any time during the Term, Buyer may assign this Agreement (a) to MeadWestvaco as security for obligations of Buyer to MeadWestvaco under the Supply Agreement, or (b) upon prior written notice to Owner and MeadWestvaco, to any Person that (1)(i) is and at all times remains an Affiliate of Buyer, or (ii) merges or consolidates with or into Buyer, or (iii) acquires all or substantially all of the assets or equity ownership of Buyer, and (2) which assumes all liabilities and obligations of Buyer under this Agreement pursuant to an instrument in form and substance reasonably satisfactory to Buyer and MeadWestvaco.

8.3 Assignment by MeadWestvaco. Except as provided in this Section 8.3, this Agreement may not be assigned by MeadWestvaco in whole or in part. Notwithstanding the foregoing, at any time during the Term, MeadWestvaco may assign this Agreement upon prior written notice to Buyer and Owner, to any Person (x) that is and at all times remains an affiliate of MeadWestvaco’s Parent Person, or that merges or consolidates with or into MeadWestvaco, or that acquires all or substantially all of the assets of Mahrt Mill as to provisions of this Agreement applicable to Mahrt Mill, or that acquires all or substantially all of the assets of Cottonton Mill as to provisions of this Agreement applicable to Cottonton Mill, and (y) that assumes all liabilities and obligations of MeadWestvaco under this Agreement, or in the case of acquisition of all or substantially all of the assets of Mahrt Mill or Cottonton Mill, such liabilities and obligations under the provisions of this Agreement pertaining to Mahrt Mill or Cottonton Mill, as applicable, pursuant to an instrument in form and substance reasonably satisfactory to Supplier. The term “Parent Person” means any Person that is the owner of all the issued and outstanding capital stock of MeadWestvaco.

9. Headings. The headings contained in this Agreement are for convenience only and should not be construed to limit or expand any terms otherwise provided.

10. Notices. Any notice given pursuant to this Agreement shall be given in writing and delivered in person by overnight courier (Fed-Ex, UPS or DHL) or by facsimile addressed as follows:

If to MeadWestvaco:	Corporate Secretary
MeadWestvaco Corporation 11013 West Broad Street Glen Allen, Virginia 23060

With a copy to, if by courier: MeadWestvaco Corporation Plant Manager, Mahrt Mill Highway 165 South Cottonton, Alabama 36851

With a copy to, if by US Post Office: MeadWestvaco Corporation Plant Manager, Mahrt Mill P.O. Box 520
Phenix City, Alabama 36868

If to Buyer:	Wells TRS Harvesting Operations, LLC
c/o Wells Real Estate Funds 6200 The Corners Parkway Norcross, Georgia 30092 Tel.: (770) 243-8249 Fax: (770) 243-8286

If to Owner:	Timberlands President
Wells Real Estate Funds 6200 The Corners Parkway Norcross, Georgia 30092 Tel.: (770) 243-8249 Fax: (770) 243-8286

With a copy to:

Powell Goldstein LLP
One Atlantic Center
1201 West Peachtree Street, 14th Floor
Atlanta, Georgia 30309

Attn.: C. Glenn Dunaway, Esq. Tel.: (404) 572-4545 Fax: (404) 572-6999

Such notices, if delivered by overnight courier service shall be deemed given at the time of delivery; and if sent by facsimile, shall be deemed given on the day on which such facsimile was sent, provided that a copy is also sent by overnight courier for delivery the following day.

11. Partial Illegality. If any provision, or part of a provision, of this Agreement is held to be invalid or unenforceable under any applicable law, then the parties shall use all commercially reasonable efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by applicable law, achieves the purposes intended under the original provision and to allow the parties to have the intended benefit of their bargain. If it cannot be so reformed, it shall be omitted. The balance of this Agreement shall remain valid and unchanged and in full force and effect.

12. Waiver of Compliance. Any delay or omission on the part of either party to this Agreement in requiring performance by the other party hereunder or in exercising any right hereunder shall not operate as a waiver of any provision of this Agreement or of any right or rights hereunder. Further, any failure by either party to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party’s right thereafter to enforce each and every term and condition of this Agreement.

13. Amendments and Waivers. This Agreement may not be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by Owner and Buyer; provided, however, no amendment of Sections 6.3, 6.4, 8.1, 8.2, 8.3, 19, 22 or this Section 13 shall be effective unless consented to in writing by MeadWestvaco. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document. All signatures need not be on the same counterpart.

15. Estoppel Certificates. Either party shall, at no cost to the requesting party, from time to time, upon twenty (20) days’ prior request by the other party, execute, acknowledge and deliver to the requesting party a certificate signed by an officer of the certifying party stating that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications) and the dates through which payments have been made, and either stating that to the knowledge of the signer of such certificate no default exists under this Agreement or specifying each such Default to which the signer has knowledge.

16. Submission To Jurisdiction. Without limiting the parties’ agreement to submit any and all disputes to mediation and arbitration as herein provided, if, notwithstanding said section, any party shall have the right to seek recourse to a court with respect to any dispute arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, then any action or proceeding in respect of any such dispute shall be brought exclusively in any United States district court located in the State of Georgia or the state courts of the State of Georgia (the “chosen courts”) and with respect to any such action each party (i) irrevocably submits to the exclusive jurisdiction of the chosen courts for such purposes, (ii) waives any objection to laying venue in any such action or proceeding in the chosen courts, (iii) waives any objection that the chosen courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10 of this Agreement. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Owner irrevocably designates Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process in Delaware and making an appearance on its behalf in any such claim or proceeding and taking all such acts as may be necessary or appropriate in order to confer jurisdiction over it upon the chosen courts and the Owner stipulates that such consent and appointment is irrevocable and coupled with an interest. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO THIS AGREEMENT.

17. Prevailing Party. If either party brings any proceeding for the judicial or other interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach thereof, the prevailing party in any such proceeding or appeal thereon shall be entitled to its reasonable attorneys’ fees and court and other reasonable costs incurred, to be paid by the losing party as fixed by the court in the same or a separate proceeding, and whether or not such proceeding is pursued to decision or judgment.

18. Entire Agreement. This Agreement and the Supply Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between the parties. None of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement other than as expressly set forth above.

19. MeadWestvaco’s Exercise of Remedy. In the event MeadWestvaco exercises its remedy under Section 7.2(c) of the Supply Agreement, including the right to enter upon the Timberlands (either with its own employees or using an independent contractor or contractors), and perform or cause to be performed any of the duties of Buyer under this Agreement, the provisions of this Section 19 shall apply.

19.1 Cutting Contract. MeadWestvaco shall not be bound by the terms of any existing Cutting Contract that may be in effect between Owner and Buyer, but shall enter into a Cutting Contract with Owner, which Cutting Contract shall designate the Qualifying Timber to be harvested and the Tracts on which the timber is located. Notwithstanding Section 3.1, the price payable to Owner for the Qualifying Timber harvested by MeadWestvaco shall be the amount provided under Article IV 4 of the Supply Agreement that would otherwise be paid to Buyer.

19.2 Designation of Tracts. In the event that Tracts previously designated for harvest pursuant to Section 2.3 cannot be economically feasibly harvested by MeadWestvaco, Owner and MeadWestvaco shall negotiate in good faith the designation of new Tracts to be harvested by MeadWestvaco. Such negotiations shall take into account the location of the Tracts, logging efficiency concerns and Owner’s overall management plan.

19.3 Treatment of Other Timber. Owner and MeadWestvaco shall coordinate any harvesting performed pursuant to this Section 19 so that Owner may arrange for the harvest and sale of timber other than Qualifying Timber on any Tracts harvested by the employees or independent contractors of MeadWestvaco.

20. Maintenance of Timberlands. Owner shall conduct forest management activities in a manner that meets the minimum requirements for compliance with the BMPs and Sustainable Forestry Initiative Standard 2005-2009, or such other successor standard to the extent commercially reasonable, and including providing third party certification of same, or such other third party certification program as is mutually approved in writing from time to time by MeadWestvaco and Owner. Owner hereby certifies that logging professionals which harvest Qualifying Timber under this Agreement shall maintain third party certification organization standards from professional logger programs in their respective states.

21. Third-Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and their permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto.

22. Insurance. In the event that Buyer retains any third-party contractor to conduct harvesting operations on the Timberlands, said third-party contractor shall, before conducting any operations, obtain and maintain the following types of insurance, in addition to any other insurance required by law: (a) Worker’s Compensation and Employer’s Liability Insurance fully covering all operations; (b) Comprehensive Vehicle Liability Insurance, including owned, hired and non-owned vehicles, with limits of not less than $1,000,000 single occurrence and $1,000,000 cumulative bodily injury liability; and (c) Comprehensive or Commercial General Liability Insurance, including all contractual liability hereunder, with limits of not less than $1,000,000 single occurrence and $2,000,000 cumulative bodily injury liability. Prior to the beginning of any harvesting operations hereunder, evidence of all such insurance shall be furnished to Owner, and such insurance shall provide for at least thirty (30) days’ prior notice to Owner of cancellation of such insurance policies. All such insurance policies shall name Owner as an additional insured.

23. Construction and Enforcement. In construing and enforcing this Agreement, the following rules shall be followed:

23.1 Control of Drafting. Each provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party to this Agreement. No consideration shall be given to the fact or presumption that any party to this Agreement had a greater or lesser hand in drafting this Agreement.

23.2 Captions. Except for the boldfaced defined terms used in Section 1, in construing and enforcing this Agreement, no consideration shall be given to the captions of the articles, sections, subsections, and clauses of this Agreement, which are inserted for convenience in organizing and locating the provisions of this Agreement, not as an aid in its construction.

23.3 Plural and Singular Forms. Plural words shall be understood to include their singular forms and vice versa.

23.4 Including. The word “include” and its syntactical forms mean “include, but are not limited to,” and corresponding syntactical forms. The principle of ejusdem generis shall not be used to limit the scope of the category of things illustrated by the items mentioned in a clause introduced by the word “including.”

23.5 Examples. This Agreement uses examples as illustrations, but the examples should not be used to limit the scope of the matter they illustrate.

23.6 Definitions. A defined term has its defined meaning throughout this Agreement, regardless of where in this Agreement the term is defined.

23.7 Internal Cross-References. Except as otherwise provided in this Agreement, a reference to an Article, Section, or clause means an article, section, or clause of this Agreement and may be understood to mean, for example, “Section 5.1 of this Agreement” or “Section 5.1 hereof.” The term “Section” is used variously to identify entire Sections (as in “Section 3.1”), subsections (as in “Section 3.1(b)”), and clauses (as in “Section 3.1(b)(i)”).

(signatures on following page)

IN WITNESS WHEREOF, Owner, Buyer and MeadWestvaco have each caused this Agreement to be executed by their duly authorized officers, each as of the date first above written.

TIMBERLANDS II, LLC

By:	/s/ James H. Hill
James H. Hill, Manager

WELLS TRS HARVESTING OPERATIONS, LLC

By:	Forest Resource Consultants, Inc.
Its:	Manager

By:	/s/ David Foil
David Foil, President

MEADWESTVACO COATED BOARD, INC.

By:	/s/ James H. Hill
James H. Hill, Vice President - Forestry

Master Stumpage Agreement Signature Page

Exhibit A

Supply Agreement

A-1

Exhibit B-1

Cutting Agreement

(Disposal with a Retained Economic Interest)

This CUTTING CONTRACT (this “Cutting Contract”) is dated as of                      and is made by and between Timberlands II, LLC, a Delaware limited liability company (“Seller”), and Wells TRS Harvesting Operations, LLC, a Delaware limited liability company (“Buyer”).

Recitals

A. On [date of closing under Purchase and Sale Agreement], Seller and Buyer entered into a Master Stumpage Agreement calling for the parties to enter into a Cutting Contract during each calendar quarter of the term of the Master Stumpage Agreement, and providing substantially all of the terms of the Cutting Contract except for the designation of Tracts to be cut under the Cutting Contract.

B. The parties wish by this Cutting Contract to designate the Tracts on which Qualifying Timber is to be cut by Buyer during the term of this Cutting Contract.

Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Agreement

1. Incorporation of Master Stumpage Agreement. The Master Stumpage Agreement between Buyer and Seller, dated [date of closing under Purchase and Sale Agreement], is incorporated herein by reference and made a part hereof. All terms used in this Cutting Contract are as defined in the Master Stumpage Agreement, and all provisions of the Master Stumpage Agreement are provisions of this Cutting Contract. In the event of any express conflict between this Cutting Contract and the terms of the Master Stumpage Agreement, the terms of this Cutting Contract shall control.

2. Designation of Timber. Seller hereby grants to Buyer the right to sever and remove, and Seller is hereby obligated to sever and remove, during the term of this Cutting Contract, all Qualifying Timber located on the Tracts (the “Timber”) described on Exhibit A.

3. Price and Payment Terms. The price to be paid by Buyer to Seller for the harvested Timber is the price provided under Section 3.1 of the Master Stumpage Agreement applicable to such Timber, as such price is adjusted from time to time. Buyer agrees to make payments to Seller at the time and in the manner provided in Section 3.1 of the Master Stumpage Agreement.

B2-1

4. Term. The term of this Cutting Contract begins on                      and ends on                     .

5. Failure to Harvest Timber. If Buyer fails or refuses to cut and remove all of the Timber within the term specified in Section 4 (as the same may be extended by Section 2.7 of the Master Stumpage Agreement), Buyer shall pay to Seller a sum of money equal to thirty percent (30%) of the Base Price of the unharvested Timber. The volume of the unharvested Timber by species and products shall be determined by timber cruise performed by Seller or Seller’s agent. The amount so determined to be due from Buyer shall be due immediately. Buyer shall pay any amounts due hereunder promptly upon demand by Seller. It is expressly covenanted and agreed that the amount required to be paid by Buyer to Seller under this Section 5 is a reasonable estimate of the probable damages to be suffered by Seller as a result of the failure by Buyer to cut and remove any of the Timber, and it shall not be construed as or be held to be in the nature of a penalty.

6. Relationship of Parties. Buyer acknowledges that it is purchasing the Timber for its own account. Nothing in this Cutting Contract shall be deemed to establish Buyer as an agent, partner, joint venturer, or independent contractor of Seller, and Buyer shall not hold itself out to any third party as having any such relationship with Seller.

7. Warranty. Seller warrants that it owns title to the Tracts, free and clear of all liens, claims or encumbrances (“Title Exceptions”), except such Title Exceptions as do not materially interfere with the harvesting of Timber on the Tracts. Seller disclaims all other warranties in respect of the Tracts and the Timber, including but not limited to any warranties as to acreage, timber volume, timber species or timber age.

8. Taxes. Buyer shall pay any and all documentary stamp taxes, excise taxes and other taxes, fees and costs, if any, relating to this Cutting Contract and the transaction described herein.

9. Disposal with a Retained Economic Interest. This Cutting Contract is intended to constitute a disposal of timber with a retained economic interest within the meaning of Section 631(b) of the Internal Revenue Code of 1986, as amended, and its provisions are to be interpreted accordingly.

10. Entire Agreement. This Cutting Contract and the Master Stumpage Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes and extinguishes any and all prior offers or agreements regarding the subject matter hereof, oral or written.

B1-2

IN WITNESS WHEREOF, Seller and Buyer have each caused this Cutting Contract to be executed by their duly authorized officers, each as of the date first above written.

SELLER:

Date of execution

By:
Title:

BUYER:

Date of execution

By:
Title:

B1-3

Exhibit A

Tracts

B1-4

Exhibit B-2

Cutting Agreement

(Take or Pay)

This CUTTING CONTRACT (this “Cutting Contract”) is dated as of                      and is made by and between Timberlands II, LLC, a Delaware limited liability company (“Seller”), and Wells TRS Harvesting Operations, LLC, a Delaware limited liability company (“Buyer”).

Recitals

A. On [date of closing under Purchase and Sale Agreement], Seller and Buyer entered into a Master Stumpage Agreement calling for the parties to enter into a Cutting Contract during each calendar quarter of the term of the Master Stumpage Agreement, and providing substantially all of the terms of the Cutting Contracts except for the designation of Tracts to be cut under the Cutting Contract.

B. The parties wish by this contract to designate the Tracts on which Qualifying Timber is to be cut by Buyer during the term of this Cutting Contract.

Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Agreement

1. Incorporation of Master Stumpage Agreement. The Master Stumpage Agreement between Buyer and Seller, dated [date of closing under Purchase and Sale Agreement], is incorporated herein by reference and made a part hereof. All terms used in this Cutting Contract are as defined in the Master Stumpage Agreement, and all provisions of the Master Stumpage Agreement are provisions of this Cutting Contract. In the event of any express conflict between this Cutting Contract and the terms of the Master Stumpage Agreement, the terms of this Cutting Contract shall control.

2. Designation of Timber. Seller hereby grants to Buyer the right to sever and remove, and Seller is hereby obligated to sever and remove, during the term of this Cutting Contract, all Qualifying Timber located on the Tracts (the “Timber”) described on Exhibit A.

3. Price and Payment Terms. The price to be paid by Buyer to Seller for the harvested Timber is the price provided under Section 3.1 of the Master Stumpage Agreement applicable to such Timber, as such price is adjusted from time to time. Buyer agrees to make payments to Seller at the time and in the manner provided in Section 3.1 of the Master Stumpage Agreement.

B2-1

4. Term. The term of this Cutting Contract begins on                      and ends on                     .

5. Failure to Harvest Timber. If Buyer fails or refuses to cut and remove all of the Timber within the term specified in Section 4 (as the same may be extended by Section 2.7 of the Master Stumpage Agreement), Buyer shall pay to Seller a sum of money equal to one hundred percent (100%) of the Base Price of the unharvested Timber. The volume of the unharvested Timber by species and products shall be determined by timber cruise performed by Seller or Seller’s agent. The amount so determined to be due from Buyer shall be due immediately. Buyer shall pay any amounts due hereunder promptly upon demand by Seller. It is expressly covenanted and agreed that the amount required to be paid by Buyer to Seller under this Section 5 is a reasonable estimate of the probable damages to be suffered by Seller as a result of the failure by Buyer to cut and remove any of the Timber, and it shall not be construed as or be held to be in the nature of a penalty.

6. Relationship of Parties. Buyer acknowledges that it is purchasing the Timber for its own account. Nothing in this Cutting Contract shall be deemed to establish Buyer as an agent, partner, joint venturer, or independent contractor of Seller, and Buyer shall not hold itself out to any third party as having any such relationship with Seller.

7. Warranty. Seller warrants that it owns title to the Tracts, free and clear of all liens, claims or encumbrances (“Title Exceptions”), except such Title Exceptions as do not materially interfere with the harvesting of Timber on the Tracts. Seller disclaims all other warranties in respect of the Tracts and the Timber, including but not limited to any warranties as to acreage, timber volume, timber species or timber age.

8. Taxes. Buyer shall pay any and all documentary stamp taxes, excise taxes and other taxes, fees and costs, if any, relating to this Cutting Contract and the transaction described herein.

9. Entire Agreement. This Agreement and the Master Stumpage Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes and extinguishes any and all prior offers or agreements regarding the subject matter hereof, oral or written.

B2-2

IN WITNESS WHEREOF, Seller and Buyer have each caused this Cutting Contract to be executed by their duly authorized officers, each as of the date first above written.

SELLER:

Date of execution

By:
Title:

BUYER:

Date of execution

By:
Title:

B2-3

Exhibit A

Tracts

B2-4